Exhibit 99.1

Event ID: 1138291

Event Name: Q1 2006 The Mosaic Company Earnings Conference Call

Event Date: 2005-10-03T15:00:00 UTC

P: Operator;

C: Doug Hoadley; Mosaic Company; VP, IR

C: Fritz Corrigan; Mosaic Company; President, CEO

C: Larry Stranghoener; Mosaic Company; EVP and CFO

P: Don Carson; Merrill Lynch; Analyst

P: David Silver; JPMorgan; Analyst

P: Jeffrey Fisher; Goldman Sachs; Analyst

P: Bob Goldberg; Scopus Asset Management; Analyst

P: Nancy Traub; Credit Suisse First Boston; Analyst

P: Steve Byrne; Merrill Lynch; Analyst

Operator: Good day, ladies and gentlemen and welcome to the Q1 2006 Mosaic Company earnings conference call. My name is Dana and I’ll be your coordinator for today. At this time all participants are in a listen only mode. We will be conducting a question and answer session towards the end of this conference. (OPERATOR INSTRUCTIONS)

As a reminder, this conference is being recorded for replay purposes. Now I would like to turn the presentation over to your host for today’s call Doug Hoadley, Vice President of Investor Relations. Please proceed, Sir.

Doug Hoadley: Thank you, and again welcome to Mosaic’s fiscal first quarter 2006 conference call. Again my name is Doug Hoadley. I am Vice President of Investor Relations for Mosaic. Representing the Company today are Fritz Corrigan, President and Chief Executive Officer and Larry Stranghoener, Executive Vice President and Chief Financial Officer. Before I turn the call over to Fritz for opening remarks, I will read the Safe Harbor statement.

Statements made during this conference call contain forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about future financial and operating results; the predictability of fertilizer market subject to competitive market pressures; changes in foreign currency and exchange rates; international trade risks, including but not limited to changes in policy by foreign governments. Such statements are based upon the current beliefs and expectations of the Mosaic Company’s management and are subject to significant risks and uncertainties. Actual results might differ from those set forward in the forward-looking statements.

I would like to point out that the remarks made during the conference call are based on information and understandings that are believed to be accurate as of today’s date —

October 3rd, 2005. Because of the time sensitive nature of this information it is the Mosaic Company’s policy to limit the archived replay of the conference call for periods of 30 days. This call is the property of Mosaic. Any distribution, transmission, broadcast or rebroadcast in any form without the express written consent of Mosaic is prohibited.

Please note for this call we will generally talk about the comparison with year ago results, based on the pro forma estimates for the combination of our two predecessor organizations — IMC Global and Cargill Crop Nutrition — as though our merger had already occurred as of the beginning of fiscal 2004. This provides a more meaningful comparison with year ago results.

The data in the press release tables show actual results for total Mosaic going forward from the merger date of October 22nd, with all the results prior to that date coming only from Cargill Crop Nutrition, that deemed acquirer for accounting purposes in the transaction which created Mosaic.

With that as background I will turn it over to Fritz Corrigan.

Fritz Corrigan: Thank you, Doug, and good morning everyone. With the recent completion of our first quarter in our first full fiscal year of operations, Mosaic continues to make progress on many fronts. During the first quarter, our phosphates business showed continued improvement aided by a strong pricing environment and good market fundamentals.

Our Potash business continues to benefit from record high prices though sales were soft in the quarter due to seasonal factors including planned maintenance and expansion downtime.

First I would like to provide the highlights from our first quarter. Net sales in the first quarter were 1.4 billion compared to 1.46 billion pro forma results from the combined companies a year ago. This modest decline was mostly the result of lower potash shipments.

Net earnings for the first quarter were $76 million versus $49 million pro forma for a year ago or an increase of 55%.

Phosphate results continue to improve. The export market has been the main reason for higher phosphate prices, driven in large part by strong demand from India and Pakistan. Our first quarter average DAP selling price throughout the plant was $240 per tonne, an increase of $22 per tonne compared with last year and our fiscal 2005 fourth quarter.

Phosphate operating earnings were $106 million, compared with just 16 million on a pro forma basis a year ago.

Fortunately our Louisiana plant suffered only minor damage from the recent hurricanes in the U.S. Gulf. We lost between 50 and 75,000 tonnes of DAP and MAP production mostly because of delayed sulfur shipments. However, the U.S. phosphate industry lost over 400,000 tonnes of production, primarily a result of the more significant damage reported by Mississippi phosphates. This is resulting in a much tighter market balance. The industry’s economic cost will likely be greater than the physical damage sustained by the higher — sustained because of higher natural gas and ammonia prices going forward.

Prices in the potash segment continue to increase but shipments, as we said before, are down from pro forma results of a year ago, the result of plant maintenance and expansion downtime coupled with low beginning inventories at our mines.

Potash operating earnings totaled $99 million for the first quarter compared with $72 million pro forma a year ago. Potash prices increased by $49 compared to $141 per metric tonne a year ago and were $3.00 higher than last quarter. Inventories remained at historically low levels because of continued strong demand, especially from large Asian importers.

Our investments in non-consolidated companies contributed $14 million for the quarter, an increase of 45% compared with a year ago. These investments include Saskferco and our equity interest in the key strategic growth markets of Brazil and China.

Now let me touch on cost synergies. Mosaic is focused on our execution of achieving cost synergies; and we continue at a pace that is ahead of schedule. At the end of the first quarter, we estimate that synergy savings on an annual run rate basis reached $87 million. These savings should get another boost from the previously announced closure of our Kingsford phosphate rock mine in mid-September and the closure of the former IMC corporate headquarters in Lake Forest, Illinois this month. The closure of the high cost Kingsford mine will also help reduce Mosaic’s average per tonne mining cost.

About 2 million tonnes of output from this mine will not be replaced because we stopped shipping phosphate rock to U.S. Agra-Chemicals in mid-August, our last major rock customer, in anticipation of an early termination to a rock supply agreement that we had previously announced. We expect to meet our goal of annual synergy run rate levels of 90 to $110 million by the end of fiscal 2006 and 145 million by the end of fiscal 2007.

In addition to making significant progress on achieving these savings, we remain focused on aggressively reducing costs across the board. We know we still have a lot of work to do, and we are focused on making certain these cost savings generate more cash.

Before turning to our business segments, I would like to make a few comments about the market outlook. The first comment is about nutrient demand. Make no mistake; the global crop nutrient market is a growth market. World demand has increased 15% or 20 million tonnes of nutrients during the past five years. That is roughly equal to the amount of nutrients applied by U.S. farmers each year.

We expect that global nutrient use will continue to grow at approximately 2% per year.

Developing countries have accounted for nearly all of this growth. Steady increases in population and impressive growth in per capita GDP during the last few years are driving up the demand for protein-rich food in the developing world. The production of protein-rich foods such as meat and dairy products requires more grain and oilseeds than the direct consumption of cereal crops, such as rice. Because the area available to be planted is limited in most regions of the world, the most efficient and environmentally friendly way to raise production is through higher yields resulting from the adoption of improved seed varieties and increases in nutrient use.

Admittedly, farm economics have eroded during the past year due to lower grain prices and higher energy and fertilizer prices. Farm income is still healthy in the United States and other parts of the world with the notable exception of Brazil; and fertilizer demand has proven to be relatively inelastic. On a per bushel basis crop nutrient costs today are about $0.35 for corn and roughly $0.25 for soybeans. We expect that higher fertilizer prices will cause a moderate switch from corn to soybean plantings in the U.S. next spring. But this will only have a small impact on fertilizer demand; and that switch will impact nitrogen demand more than phosphate or potash use.

In fact, U.S. fertilizer demand has not varied much during the last decade when we have seen cyclical highs and lows in the grain market. That said, it is reasonable to expect that U.S. nutrient demand could possibly decline as much as 3 maybe 4% this fertilizer year due to the moderate acreage shifts and just slightly lower application rates.

Now let’s get a little more focused on the phosphate market. The first quarter of 2006 was strong for phosphates, especially exports. DAP prices began to rise in May, reaching $265 per metric tonne FOB Tampa in July. And prices remained at these high levels due largely to strong demand from India and Pakistan. Exports to India are expected to rise to more than two million tonnes in 2005 compared to just 600,000 tonnes last year. Phosphate demand in India is on the rise due to continued strong economic growth and normal to above normal monsoon rainfall throughout the country. In addition, DAP output by Indian DAP producers so far this year is far below their plans and inventories are at low levels all along the supply chain. This increase in Asian demand has been partially offset by lower import demand in Brazil, which I will address later in our offshore results.

Our average DAP price for the first quarter was $240 a tonne which may be lower than one might expect given the numbers I have just references. However many of the sales made in July at $260 per ton or higher where for shipments in September and October. Therefore, there is a delayed impact of six to eight weeks from prices reported in publications to our actual realizations. Also our average FOB — our average price realization is a FOB the plant gate price at approximately $7.00 per tonne less than the price FOB Tampa. We have to pay about $7.00 to get it on board a ship in Tampa.

We project that U.S. phosphate exports will decline in calendar year 2006. At this point, we forecast that the drop could be as little as 500,000 tonnes to as much as a million tonnes. Most of this decline is due to an expected drop in imports by China and India, resulting from increases in domestic production in both countries next year.

A drop in U.S. production resulting from the anticipated closure of the U.S. Agri-Chemicals plant later this year would more than offset this projected decline in exports. In addition, the recent hurricanes in the U.S. Gulf will reduce DAP and MAP supplies by at least 400,000 tonnes during the last half of 2005. As has been previously announced we are pursuing a resolution of various issues with U.S. Agri-Chemicals including the early termination of our rock supply agreement as I referenced before. Settlement of a current dispute relating to pricing matters, under that contract and Mosaic’s acquisition of various assets — including plant equipment, spare parts and land containing an estimated six million tonnes of phosphate rock reserves. We remain on track to complete this transaction on or prior to December 10th, and continue to work with U.S. AgChem in finalizing our definitive agreements for this global resolution.

The phosphate market will be tighter than expected during the next nine months; and we have recently increased our domestic prices so they are more in line with export pricings and also reflect higher ammonia costs. DAP prices in central Florida are currently around $230 for short tonne with barge prices in New Orleans as high as $250 per short tonne.

Raw material prices and their volatility continue to concern us and are a greater concern today, due to the present increases in natural gas costs. Ammonia prices have recently risen to more than $360 per metric tonne in Tampa and could go higher over the short term. Further increases in ammonia costs will pressure Mosaic to raise phosphate prices, particularly DAP, in order to maintain margins that reflect increasingly tight phosphate market fundamentals. To help maintain phosphate margins, we recently changed the price differential of MAP compared with DAP. Historically, there has been a $6.00 per short tonne premium for MAP over the DAP price. But Mosaic recently raised the price of DAP by $10.00 per tonne, resulting in a $4.00 per tonne discount for MAP.

This makes good business sense because our DAP contains about eight nitrogen units per tonne more than MAP so at current high ammonia price levels, it is a higher cost structure and we are making sure that this is reflected in our prices.

Mosaic’s total phosphate volume was about 2.9 million tonnes in the first quarter. Sales to international fertilizer markets accounted for 74% of our total, while North American fertilizer sales were about 17% and feed phosphate sales were about 9% of the total. Mosaic’s production of DAP, MAP and granular triple superphosphate was 2.6 million tonnes, about the same as the same period last year and as last quarter. While Hurricane Katrina treated Mosaic far better than one of our competitors, we did experience a temporary closure of our Louisiana plants at the end of August.

Fortunately damage was slight and Mosaic was able to restart at about 50% of capacity within a week with nearly full production rates coming on by the end of September. At the same time, sulfur supplies remain tight as it is a byproduct from oil refineries and as many of you know these refineries — many refineries — were closed for various periods of time as a result of hurricane problems.

Another factor for our phosphate operations has been the continuing challenge of water treatment costs at our Florida operations. These costs are estimated about $10 million for the first quarter — an increase of $10 million compared with the prior year’s first quarter before the hurricanes hit and $1 million higher compared with the fourth quarter of fiscal 2005. Mosaic impounds significant quantities of water as a result of highly rainfall levels from these 2004 hurricanes that hit Central Florida as well as significantly above normal rainfall levels this past spring.

Water treatment costs will continue to be highly dependent on rainfall in central Florida. To help address these costs Mosaic has built additional water containment areas, and is also investing in advanced technology to treat water at lower costs while still meeting stringent Florida water quality standards. Assuming normal rainfall levels over the remainder of our fiscal year water treatment costs should decline in our second half.

In the first quarter, phosphate rock production was 5.5 million tonnes. Mosaic closed its Kingsford phosphate mine in mid-September, which affected 275 employees and which will assist us in achieving the cost synergies I have already mentioned. And expansion at our South Fort Meade mine will partially offset the lost output from the Kingsford mine. South Fort Meade is our lowest cost operation.

As per our prior guidance we are still projecting phosphate sales volumes of 10.2 to 10.6 million metric tonnes for fiscal 2006. DAP prices and margins should remain at or near current levels during the second quarter but further increases in raw material cost will pressure Mosaic to raise prices in order to maintain margins.

Now let me turn to the potash market. As we have noted in the press release this morning, potash shipments were 1.7 million tonnes during our first quarter. The first quarter is typically the slowest quarter for domestic sales due to seasonal factors and it obviously follows a large fourth quarter.

During our first quarter, we took planned maintenance and expansion downtime and production rates were at their lowest levels for this year. We also experienced some minor production problems coming out of the maintenance downtime which in the past could have been made up from inventories. This was not the case this year. Our potash inventories were at record low levels at the beginning of the quarter so our sales were limited to our production during the quarter. The lower production rates and turnarounds also resulted in modestly higher operating costs for the quarter and costs should decline as production rates increase. We are still projecting potash sales of 8.3 to 8.7 million metric tonnes per fiscal 2006 as per our earlier guidance. This means our potash mines will be working near or at capacity levels for the remainder of our fiscal year.

We market about 85% of our export sales through Canpotex the Association of Saskatchewan Potash Producers. Canpotex will export record volume this year and forecasts indicate that it will break that record in 2006. Exports to Asia and particularly to China and India have exceeded our high expectations and more than offset the drop in shipments to Brazil.

Our average potash price increased to $141 per metric tonne — up $49 from a year ago pro forma results and up $3.00 per tonne compared to the fourth quarter of 2005. We raised domestic potash fertilizer prices by $13.00 per short tonne in June and additional $7.00 per short tonne in September. We are selling potash at those higher prices today.

One of the factors that lower our average potash prices, the existence of several long-term industrial sales contracts which are below market pricing and were entered into before Mosaic was formed. These contracts do not rapidly adjust in response to changes in market prices and account for about 15 to 20% of our volume. But at prices that are approximately one-third or more below our average price. Prices under most of these industrial contracts will increase beginning in January 2006. But they are expected to remain well below our average potash prices and we are addressing them as best we can.

Having said that, we do expect our average potash price for the second quarter to increase by about $2.00 to $3.00 per metric tonne.

Turning to our offshore segment, we had an operating loss of $8 million in our first quarter. This was mainly the result of poor farm economics in Brazil. As we’ve mentioned previously, Brazilian farming economics have been hurt by the appreciation of the real — their currency, a drop in soybean prices, sharply higher input cost and a severe drought in the southern part of the country. We expect the total nutrient demand in Brazil to drop by about 12% in calendar 2005 with the possibility of a modest increase in calendar 2006.

Because of the weak market, the average margin per tonne in Brazil decreased 96% in the first quarter of fiscal 2006 compared to the same period a year ago. The Brazil market is expected to improve slowly over the coming year.

Offsetting the loss of our offshore segments were strong equity earnings from our Brazilian and Chinese production investments which totaled $8 million. Fosfertil in Brazil continues to show good results with our share of the earnings at $7 million. And our investment in China had equity earnings of $1.0 million in the first quarter.

Finally in our fourth segment, nitrogen, we had sales of $24 million during the first quarter, which was down quite a bit from the same period a year ago. The first quarter operating earnings for our nitrogen segment were $300,000 plus 5.5 million in equity earnings from our investment in Saskferco. Saskferco continues to be a strong performer and generated strong earnings during this period of record high natural gas prices, because it is one of most energy-efficient plants in North America and because it benefits from the widespread of gas costs between Henry Hub in Louisiana and the western Canadian gas prices.

We are optimistic about our second quarter results because of continued high phosphate prices and an increase in potash shipments. Our third quarter is expected to be our seasonally weakest quarter of the year and our fourth quarter is expected to be strong as is typical.

I will now turn the call over to Larry for a few more detailed reviews of our financial results and the outlook for our key drivers.

Larry Stranghoener: Thank you, Fritz. I’d like to let me know our — our balance sheet will be filed with our Form 10-Q likely by the end of this week but I will provide some highlights in my comments.

As Fritz already noted our first quarter net sales were $1.4 billion and we had net earnings of $76 million. As noted in our press release, we recorded $61 million of gain on derivative contracts. These contracts are used to hedge our economic exposure to foreign currency and commodity price risks and relate primarily to the Canadian dollar and to natural gas. In accordance with SFAS 133 we record all derivatives on the balance sheet at fair market value. Changes in fair market value are immediately recognized in earnings on a quarterly basis unless they meet the very strict hedging criteria of SFAS 133. This is an area of increased scrutiny within the accounting profession and we have determined that the majority of our derivative contracts do not qualify for hedge accounting treatment. Hence we made marked-to-market adjustments in the first quarter.

Going forward, we are evaluating whether the benefits of less earnings volatility outweigh the cost of complying with hedge accounting requirements. At least through the life of the current contracts, some of which extend into fiscal 2007, investors should expect continuing marked-to-market adjustments.

In the first quarter, of course the large unrealized or non-cash gains reflect the underlying economic values of our derivative contracts. These contracts were designed to help offset the risks of rising natural gas prices and a stronger Canadian dollar, and will benefit production cost in quarters to come if gas prices and the Canadian dollar remain strong.

On the other hand, we had non-cash foreign currency transaction losses of $39 million during the quarter. This is due to the significant strengthening of the Canadian dollar. The Canadian dollar is the functional currency for our potash business, which translates its U.S. dollar-denominated balance sheet accounts into Canadian dollars. This results in transaction gains or losses reflected in Mosaic’s income statement.

Because this is a non-cash accounting only exposure, we choose not to spend money to hedge it. We are taking steps to reduce our exposure going forward by, for example, speeding up the collection of receivables.

Mosaic’s selling, general, and administrative costs were $57 million in the first quarter. This is in line with our prior guidance of about $60 million per quarter and we expect the remaining three quarters to be around this level. As we have noted before, SG&A costs will benefit from the implementation of a new enterprise resource planning system which is on track for a July 2006 start date. This system will allow us to eliminate duplicate systems and greatly streamline current business processes. It will also help improve our internal control environment and aid our Sarbanes-Oxley 404 compliance efforts.

For now, however, we are spending considerable time and money on building our system processes and control infrastructure.

Mosaic’s effective tax rate was 44.5% during the quarter which is at the high end of our guidance. Increasing U.S. profitability primarily in the phosphate business is a major key to a lower tax rate. We are making good progress on that front and could see a lower tax rate by year-end.

First quarter capital expenditures of $91 million were in line with our full year guidance of $350 to $400 million. Significant projects underway include Mosaic’s Esterhazy expansion, construction of the single superphosphate facility in Argentina that Fritz referenced, expenditures to improve the Company’s Colonsay potash mine’s operating rate and several other investments dedicated to achieving our desired annual run rate synergies.

Interest charges were $38.3 million in the quarter compared with $43.7 million in the fourth quarter of 2005. Interest charges were lower, mainly, as a result of reduced short-term borrowings. Interest costs are expected to be around $40 million per quarter, including about $12 million in amortization credits. We are currently reviewing opportunities to refinance some of our existing high yield debt to take advantage of the current low interest rate and tight credit spread environment. This would allow us to reduce our cash interest costs and help us achieve our investment grade credit rating objective.

For the quarter, EBITDA — or earnings before interest, taxes, and depreciation — was $228 million. This includes the mark-to-market derivative gains of $61 million.

Finally, balance sheet highlights include total debt of $2.6 billion and a net debt to capital ratio of 39.3%. Now I’ll turn it back to Fritz for closing comments.

Fritz Corrigan: Thanks, Larry. Before we turn to questions I would like to remind you of Mosaic’s strategy going forward. Our vision is to be the global leader in nourishing crops and delivering distinctive value to world agriculture and to all we touch. We are working hard towards this vision and we are seeing signs of good progress in the marketplace.

Our first goal and one that you have heard before is to strengthen our balance sheet. Management incentives for fiscal 2006 are based on cash generation and will be a primary focus. We intend to use this cash to pay down debt which will help strengthen the debt balance sheet. We continue to look at refinancing options for a high interest debt in order to reduce our interest costs.

Our second goal is to focus on execution. We are still putting together our two predecessor companies and have made quite a bit of progress. But there is still work to do. For example, we have finally closed the former IMC headquarters at Lake Forest thereby eliminating duplicate in staffing and overhead, and symbolically moving ahead as Mosaic, a unified company, rather than predecessor organizations.

We are focusing on reducing cost including the capture of synergies. Some costs have come down but energy costs are higher. So we can’t let up. SGI costs as Larry referred to are also under the microscope and we are reviewing each of these very closely.

Third, we plan to leverage our diversification. This includes participating in all three nutrients, delivering value to our customers while minimizing risk.

Finally we want to create enthusiastic customers. Mosaic has recently begun a new go-to-market strategy in which we want to share value creation with our customers and our expectation is that this will help create shareholder value.

With those comments I’d like to thank you for your time this morning and I will now turn the microphone back to Doug.

Doug Hoadley: Thank you Fritz. Now the operator — you can please open up the phone for questions.

Let me remind everyone listing that will have a webcast of our annual meeting which takes place at 10 AM Central 11 Eastern this Wednesday October 5. Check our website if you’d like some more information.

Operator: (OPERATOR INSTRUCTIONS) Don Carson of Merrill Lynch.

Don Carson: Fritz, a couple of questions on the potash segment if you could just give a little more detail on the volumes. How much volume you lost from both the expansion at Esterhazy starting out? And how much — what ongoing impact that will have? And secondly you mentioned that when you restarted up from your summer downtime you had some operating problems that lost you some sales as well. What was the impact of all this on your cost position?

Fritz Corrigan: Good question. The tonnage that we missed was about 200,000 tonnes, all in from the expected tonnage. In other words, that we knew we would lose for taking the downtime and for the coming out of those maintenance turnarounds a little more slowly than we wanted to. Costs? Larry has numbers —

Larry Stranghoener: About $10 to $15 million we would say of excess cost because of some of these production issues that we have.

Fritz Corrigan: We think those are behind us at this point. The plant and mines are running well and our team is pushing real hard to be making up those tonnes. We won’t make them all up but we will make some of them up during the rest of the year.

Don Carson: A question on the phosphate side. You mentioned how you are — to deal with this volatile ammonia here you are shifting your pricing formula from MAP relative to DAP. Have you thought of going beyond that? Of perhaps shipping more to TSP or getting your customers trying to pass through the cost of ammonia to your customers — or any other thoughts as to how you can better manage the volatility of ammonia which is clearly the most volatile of your raw material costs?

Fritz Corrigan: It’s really been very interesting to watch the market response to this change. We have seen some competitors and some commentators seem to not understand what we are doing and others — customers, most interestingly — jumping on the opportunity to shift to MAP and to granular triple super phosphate. We have seen a shift already and it’s — I think — a harbinger of things to come. We are making the transition because we do better with MAP and triple because we have got less ammonia in it and ammonia is the expensive ingredient.

So we are consenting our customer to buy the products that do well for us. And it is working.

Don Carson: One final question for Larry. What is the cash tax rate? Are you utilizing with the improved profitability in phosphates or are you utilizing any of those NOLs?

Larry Stranghoener: Yes let me simply say that cash tax is payable significantly lower than the actual accrual rate.

Don Carson: You don’t want to hazard a percentage amount?

Larry Stranghoener: I don’t want to do it on a quarterly basis because cash tax payments and refunds are very chunky and lumpy on a quarterly basis. So I would just stick with what I said for the full year which is cash taxes paid for the full year will be significantly less than the accrual amount.

Operator: David Silver of JP Morgan.

David Silver: A couple of questions on your phosphate business. First of all you talked about mark-to-market adjustments and you talked about Canadian dollar and natural gas. I was wondering if you could maybe isolate what the issues were leading to the mark-to-market adjustments in your phosphate area where if I’m not mistaken the C dollar and natural gas might be lesser elements?

Larry Stranghoener: David it’s Larry. I will break it down for you. Of the $61 million of derivative gains $35 million were in the phosphate business. $26 million in potash and, again, of the $61 million, $10 million of it was related to the Canadian dollar with the rest of it related to natural gas.

I wouldn’t call these issues so much as an indication that our hedging strategy is working. We put protection in place to hedge against the cost of natural gas rising. Obviously that is happening. The hedges, obviously, have great economic value which results in these mark-to-market gains that we saw in the first quarter. Actually be enjoying the benefits of those hedge positions as they flow into production over the course over the next several quarters.

David Silver: Then I guess I would just have a general question in terms of your phosphate business. My sense is you have a pretty hefty order book here I guess in particular in light of the outages at a couple of your competitors. So in general, are you sold out? How much of a backlog do you have in your phosphate business right now? What are the implications of that for evolving price trends and your ability to cope with some of these higher costs that you are talking about?

Fritz Corrigan: David, this is Fritz. I think my comments earlier would indicate that we are feeling pretty good about things. It is a little bit bigger order book than we normally have on at this time, but what’s interesting is that there is continuing interest from several of our export markets that we think will be coming in fairly shortly — have us feeling pretty good about the outlook.

David Silver: One last question on the backside. You mentioned that the outlook for next year includes some declines in export management from a couple of markets. You mentioned India and I’m guessing that you are expecting some resumption in domestic production areas, in particular from the Oswal plant. I was wondering if you could comment on the recent development there where the Oswal plant, effectively, has been sold to another producer? I know it is early but do you have any sense of what that would mean for the operation in that — with that large unit?

Fritz Corrigan: We think there will be continuation of the decline in imports by China as they continue to build their business. To some extent, the same thing will happen in India as — I think as a consequence of IFCO acquiring the Oswal plant. Oswald has not been run very effectively over the past couple or three years and IFCO is a better operator and I am sure they can see the opportunities there and will be working on them. I think they have got a very big hill to climb from current operating performance. And it will take them a while to do it but I think we have to look at that as an increased source of supply.

Operator: Jeffrey Fisher of Goldman Sachs.

Jeffrey Fisher: Fritz if you could strip out the 15% contract business in potash? And what would your quarter (technical difficulty) increase in price be there?

Fritz Corrigan: I can’t do that in my head for you. But I (MULTIPLE SPEAKERS)

Jeffrey Fisher: Is it fair to say, significantly higher than the $2 to $3 you talked about though?

Fritz Corrigan: Yes, I think so. It is probably still single digits because we are talking relatively small increase (indiscernible) the single digit quarter to quarter. But we wanted to point out today that we do have 15 to 20% of our sales on long-term historical contracts that we are working to address to change the terms of. Some of those are pretty airtight but they do have some room for improvement on an annual basis, which will reflect in our increasing prices.

Jeffrey Fisher: You had mentioned 200,000 tonnes of potash that you missed for production reasons. If you had been able to get that was the demand there to take up those tonnes?

Fritz Corrigan: Yes, it was.

Jeffrey Fisher: Just to clarify, if we could just as an example use the 35 million non-cash that we talked about for the phosphate. That is a game that was booked against future sales or product that would be used going into future tonnes. Is that correct?

Larry Stranghoener: It wasn’t a gain booked against those things. It was simply a gain reflecting the market value of those current hedges vs. the costs that we put them on the books for. The underlying reason for the hedge is as you say, to offset the higher production costs that we would otherwise have without the hedges.

Jeffrey Fisher: So if we were trying to get to just an economic contribution margin per tonne for this quarter, it would be fair to back out that 35 million from, say, the gross profit line then divide that number by the tonnes sold to get to a gross profit per tonne for this quarter?

Fritz Corrigan: Yes. That is correct.

Operator: Bob Goldberg, Scopus Asset Management.

Bob Goldberg: I have a big picture question on the phosphate business. I would think that with supply and demand fundamentals as tight as they are and demand being relatively inelastic as you say for fertilizer that in the period of rising costs, that that would be an opportunity for a commodity like phosphate or potash to raise margins. That it shouldn’t be a hindrance, as you seem to portray it here with ammonium cost in particular rising. Just wondering what I am missing in terms of the bigger picture. In terms of economics 101 here, why the commodity margin should be rising in a period of tight supply and demand?

Fritz Corrigan: Bob, Economics 101 does work. It sometimes takes a little bit longer in the real world as you know. And we are and have led prices up with our change in phosphate DAP, DAP versus MAP pricing and margins are interestingly better than they were a year ago at this time. I think it is a phenomenon that you need to look at over a couple or three quarters as opposed to a couple months.

The other thing that is important to underline as well is we are normally making sales 60 — 30, 60, 90 days in advance of productions. So the netbacks that you see in our first quarter reflect sales made in May, June for shipment in June, July and August.

And the sales we have made towards the end of the quarter aren’t in these numbers yet. So I think it is a bit of a lag built into our performance because of the need for a pipeline of orders.

Bob Goldberg: On the other hand that I think your ammonia costs don’t flow through instantaneously either. Is that correct? That there’s an averaging out or smoothing out of your ammonia?

Fritz Corrigan: You are right. And this is what we are trying to educate our customers on is that I think I’m in fact they understand it very well and they are buying the most ammonia they can possibly buy in DAP as opposed to MAP, because they can see the value that we don’t raise the price of DAP relative to MAP. They can see they are getting a better buy in buying DAP.

So we are trying to raise the price of DAP because it has got eight more units of (indiscernible) available to the plants. And we are seeing the market respond to that change.

Bob Goldberg: It just appears that the ammonia producers are being more aggressive about raising prices here than the phosphate producers are.

Fritz Corrigan: If you dig $14 a million BTU and crank it through to the cash cost of making ammonia in the U.S. you are over $500. We are importing ammonia at $360 a metric tonne now which is considerably cheaper. But still going up because the U.S. producer is facing a very, very big increase in his raw material costs. We think it will transfer through. It just takes weeks to do it.

Bob Goldberg: The bottom line is where do you think your margins will be next quarter, two quarters, three quarters from now? In phosphate do you think they will be continuing to move higher or are we at a plateau here?

Fritz Corrigan: I think there is — they will be at least as good as they are today.

Bob Goldberg: One question. Could you give us a little more detail on the ability or the opportunity to refinance your high yield (indiscernible) which are we looking at in terms of the dollar amount and any timeframe that here is something you’re working on now or something that you are just starting to think about?

Larry Stranghoener: It is something we are actively considering. We are evaluating a number of opportunities and, again, we are inclined to do something just because we think that the current rate and spread environment is so attractive; but in terms of finalizing on specific plan and specific dollar amount it is too early to say that. So stay tuned.

Operator: (OPERATOR INSTRUCTIONS) Nancy Traub of Credit Suisse First Boston.

Nancy Traub: I wanted to have a little more color on Fritz’ comment about the demand for nutrients. With nitrogen being down he said more than he expected it to be down, more than phosphates or potash. Given that the last two stay in the soil why would you say that?

Fritz Corrigan: Because of the shift between corn and soybeans, if there is a shift away from corn which is a very big nitrogen user to soybeans which generates its own (indiscernible) it catches it as a legume. It catches it from the air itself. We will see less need — if there is acreage shift between from corn to beans we will see less need for nitrogen.

Nancy Traub: Is this just a comment on North America or is this global?

Fritz Corrigan: The comment was focused on North America because North America is the largest producer of corn in the world. Likely to see lesser impact but some impact both in Brazil and China which are also large producers of corn.

Nancy Traub: With high ammonia prices or high gas prices what’s the — do you have your Faustina plant running now and what’s the outlook for that longer-term?

Fritz Corrigan: The Faustina plant is running right now but that’s an issue that is front and center here at Mosaic is whether we are better off running it or buying ammonia.

Nancy Traub: One last thing. Could you give us an update on the timing of your potash expansion?

Fritz Corrigan: I think we referred to that in our earlier commentary. Both Esterhazy and Colonsay are on schedule. Esterhazy is next summer and Colonsay is late next year.

Operator: Don Carson.

Don Carson: A follow-up on Brazil. You made a comment about how you see nutrient use down there about 12%. What is your acreage outlook for Brazil and is the issue more one of reduced margins because of the strength in real and higher input cost or is it more of a liquidity issue down South. And I guess speaking of liquidity issues down there and perhaps reduced financial health of the farmer, what — do you have any receivables at risk down there?

Fritz Corrigan: I will let Larry address the receivables question. The — I think what’s happening on the — to the Brazilian farmer is, he is not as aggressively expanding this year as he did a year ago. He has got a cash situation in which margins are a lot tighter and he’s not he doesn’t have the cash to develop more land. We are still seeing some farmers continue to develop more land; but it is down dramatically from a year ago. Therefore, less nutrient demand.

Don Carson: So net net, are you calling for down acreage in Brazil for this upcoming season? I know that the USDA is looking for reduced soy plantings there?

Fritz Corrigan: Slightly down, yes.

Larry Stranghoener: On the receivables side, Don, you can bet it is something that is getting a lot of attention both in terms of managing the exposure on the part of our Brazilian management team. But also here from an accounting standpoint, we were confident that we were appropriately reserved at the present time for receivables risk there. But it is an issue. There’s no question about that.

Don Carson: Just wanted to follow-up for Fritz. You talked about how Fosfertil is getting strong prices in spite of local market because of existing supply agreements. What are these supply agreements? And how sustainable is this strong performance of Fosfertil relative to other local producers?

Fritz Corrigan: I think that the domestic industry in general is doing reasonably well in Brazil and Fosfertil is a good indicator. They have interesting competitive advantages versus imports, and I think what — the import portion of the supply has been the shock absorber so to speak on the marketplace. The domestic producer continues to run and continues to earn a margin and the import side of things is much higher to import and make a return on those imports because of the increased competitiveness of distribution.

Operator: Steve Byrne of Merrill Lynch.

Steve Byrne: Fritz, regarding those industrial potash contracts where the price is one-third or more below market price. Come January when those contracts are renewed or what kind of provisions do you have to push price in those contracts?

Fritz Corrigan: I can’t provide the details, Steve, but be assured that we have looked at them from every aspect, including real thorough legal reviews to what our options are and our working with those customers who know they have got an exceptionally good situation going right now to see if there is some way that we can work together to keep their value and also improve some value for Mosaic. It is not easy; but we are working on it and hope to be able to provide some improvement in 2006.

Doug Hoadley: Many of those contracts automatically — they are annual contracts. Annual adjustments. So they automatically will go up in January 1st.

Fritz Corrigan: But probably not to (MULTIPLE SPEAKERS) they will not go to current (indiscernible) .

Steve Byrne: One quick one. In your potash gross revenue, you include freight expense. Is that correct?

Fritz Corrigan: Yes.

Steve Byrne: And on a unit basis it appears that that freight expense went down sequentially. What would be driving that?

Larry Stranghoener: I’m not really sure on that, Steve. Let me get back to you and look a little bit closer on that.

Doug Hoadley: One of the things that drives that is just a matter of how much we are spilling out of our warehouses and how much bobbed out of Saskatchewan. So let me look a little bit closer at the numbers for you.

All right; thank you very much for your questions and listening in. That is the end of our conference call.

Operator: Thank you for your participation in today’s conference. This concludes the presentation.